QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	Jurisdiction of Incorporation	Holder of Stock
Solera National Bank	United States	Solera National Bancorp, Inc.

QuickLinks

  Exhibit 21.1
Subsidiaries of the Registrant